Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We have issued our report dated December 19, 2002 (except for Note E, as to which the date is January 31, 2003) accompanying the consolidated financial statements of Meritage Hospitality Group Inc. for the year ended December 1, 2002 included in the Annual Report on Form 10-K for the year ended November 28, 2004. We hereby consent to the incorporation of said report by reference into the Company’s previously filed Registration Statements Numbers 333-06657, 333-76025, 333-61016 and 333-88876 on Form S-8, and Registration Statement Number 333-113311 on Form S-3.

/s/ Grant Thornton LLP

Southfield, Michigan
February 21, 2005